SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

VIASAT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 8, 2016

8:30 a.m. Pacific Time

Dear Fellow Stockholder:

You are cordially invited to attend our 2016 annual meeting of stockholders, which will be held on September 8, 2016 at 8:30 a.m. Pacific Time at the corporate offices of ViaSat located at 6155 El Camino Real, Founders Hall, Carlsbad, California. We are holding the annual meeting for the following purposes:

1.	To elect Richard Baldridge, B. Allen Lay and Dr. Jeffrey Nash to serve as Class II Directors for a three-year term to expire at the 2019 annual meeting of stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for fiscal year 2017.

3.	To conduct an advisory vote on executive compensation.

4.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record as of July 15, 2016, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must provide your broker, bank or financial institution with instructions on how to vote your shares.

By Order of the Board of Directors /s/ Mark Dankberg Mark Dankberg Chairman of the Board and Chief Executive Officer

Carlsbad, California

July 22, 2016

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

6155 El Camino Real

Carlsbad, California 92009

PROXY STATEMENT

The Board of Directors of ViaSat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on September 8, 2016 at 8:30 a.m. Pacific Time at the corporate offices of ViaSat located at 6155 El Camino Real, Founders Hall, Carlsbad, California, and at any adjournments or postponements of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION

ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving this proxy statement?

We sent you this proxy statement and the enclosed proxy card because ViaSat’s Board of Directors is soliciting your proxy to vote at the 2016 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply sign, date and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about July 22, 2016 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned ViaSat common stock on the record date, July 15, 2016, are entitled to vote at the annual meeting. On this record date, there were approximately 49,281,090 shares of ViaSat common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our fiscal year 2016 annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Richard Baldridge, B. Allen Lay and Dr. Jeffrey Nash to serve as Class II Directors for a three-year term to expire at the 2019 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for fiscal year 2017.

•	Proposal 3: The advisory vote on executive compensation.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” the election of Richard Baldridge, B. Allen Lay and Dr. Jeffrey Nash (Proposal 1);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for fiscal year 2017 (Proposal 2); and

•	“FOR” the approval of executive compensation (Proposal 3).

How many votes do I have?

You are entitled to one vote for every share of ViaSat common stock that you own as of July 15, 2016.

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the annual meeting or vote your shares in person.

If you complete and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy card bearing a later date;

•	you may deliver a written notice of revocation to ViaSat’s Corporate Secretary prior to the annual meeting; or

•	you may notify ViaSat’s Corporate Secretary in writing before the annual meeting and vote in person at the meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other financial institution, you must contact your broker, bank or financial institution to revoke any prior instructions.

How do I vote in person?

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What if my shares are held by a broker, bank or other financial institution?

If you are the beneficial owner of shares held by a broker, bank or other financial institution, then your shares are held in “street name” and the organization holding your shares is considered to be the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker, bank or other financial institution regarding how to vote your shares. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote in person at the meeting unless you bring to the meeting a “legal proxy” from the record holder of the shares (your broker, bank or other financial institution). The legal proxy will give you the right to vote the shares at the meeting.

Can I vote via the internet or by telephone?

If your shares are registered in the name of a broker, bank or other financial institution, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If the broker, bank or other financial institution holding your shares does not offer internet or telephone voting information, please complete and return your proxy card or voting instruction card in the self-addressed, postage-paid envelope provided.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a ViaSat stockholder or joint holder as of the record date, July 15, 2016, or you hold a valid proxy for the annual meeting. You should be prepared to present valid government issued photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of July 15, 2016. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted at the annual meeting.

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. This year, approximately 24,640,546 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the three nominees for director who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast on that proposal. Voting results will be tabulated and certified by our transfer agent, Computershare.

What will happen if I abstain from voting or fail to vote?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum.

Similarly, shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other financial institution holding shares in street name for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. Under the rules of various national and regional securities exchanges, the organization that holds your shares in street name has discretionary authority to vote only on routine matters and cannot vote on non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for the 2017 fiscal year. Therefore, unless you provide voting instructions to the broker, bank or other financial institution holding shares on your behalf, they will not have discretionary authority to vote your shares on any of the other proposals described in this proxy statement. Please vote your proxy or provide voting instructions to the broker, bank or other financial institution holding your shares so your vote on the other proposals will be counted.

In tabulating the voting results for each proposal, neither abstentions nor shares that constitute broker non-votes are considered votes cast on that proposal. Because abstentions and broker non-votes will not be considered votes cast, abstentions and broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the Securities and Exchange Commission, or SEC, permit companies, brokers, banks or other financial institutions to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other financial institution, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or financial institution. You may also obtain a separate annual report or proxy statement without charge by sending a written request to ViaSat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Important notice regarding the availability of proxy materials for the ViaSat annual meeting of stockholders to be held on September 8, 2016

Under rules adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the Investor Relations section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or other financial institution for instructions on how to elect this option.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting ViaSat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of ViaSat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the Investor Relations section of our website at investors.viasat.com.

Board Responsibilities

Primary Responsibilities.     The Board of Directors is the company’s governing body, responsible for overseeing ViaSat’s Chief Executive Officer and other senior management in the competent and ethical operation of the company on a day-to-day basis and assuring that the long-term interests of the stockholders are being served. To satisfy its duties, directors are expected to take a proactive, focused approach to their position, and set standards to ensure that the company is committed to business success through the maintenance of high standards of responsibility and ethics.

Risk Oversight.    We take a comprehensive approach to risk management which is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making. Our senior management is responsible for assessing and managing the company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s committees, each of which examines various components of enterprise risk as it pertains to the committee’s area of oversight. In addition, an overall review of risk is inherent in the Board’s consideration of the company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters.

Board Leadership and Independence

Mark Dankberg, our Chief Executive Officer, serves as the Chairman of the Board. Currently, the Board believes this leadership structure provides the most efficient and effective leadership model for ViaSat by enhancing the Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management. The Board regularly evaluates its leadership structure and currently believes ViaSat can most effectively execute its business strategies and plans if the Chairman is also a member of the management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, promotes unity of vision and leadership, which allows for a single, clear focus for management to execute the company’s business strategies and plans. While we have not currently designated a lead independent director, we believe that ViaSat’s unitary leadership structure is appropriately balanced by sound corporate governance principles, the effective oversight of management by non-employee directors and the strength of ViaSat’s independent directors.

The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the objective standards, a member of the Board of Directors is not considered independent if, for example, he or she is (1) an employee of ViaSat, or (2) a partner in, or a controlling shareholder or an executive officer of, an entity to which ViaSat made, or from which ViaSat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year.

None of our existing directors were disqualified from independent status under the objective standards, other than Mr. Dankberg, who does not qualify as independent because he is a ViaSat employee. Richard Baldridge, our President and Chief Operating Officer who has been nominated for election at the 2016 annual meeting of stockholders, will also not qualify as independent because he is a ViaSat employee. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to ViaSat and ViaSat’s management.

As a result of this evaluation, the Board of Directors affirmatively determined that each existing member of the Board other than Mr. Dankberg is independent under the criteria established by Nasdaq for director independence. As noted above, Mr. Baldridge, if elected to the Board at the 2016 annual meeting of stockholders, will also not qualify as independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination, Evaluation and Corporate Governance Committee qualify as independent directors as defined by Nasdaq.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has eight directors and the following four standing committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination, Evaluation and Corporate Governance Committee, and (4) Banking and Finance Committee. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the Investor Relations section of our website at investors.viasat.com. During our fiscal year ended March 31, 2016, the Board held seven meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, except for Mr. Bowman. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. Six of our directors attended last year’s annual meeting of stockholders.

Director	Audit Committee	Compensation and Human Resources Committee	Nomination, Evaluation and Corporate Governance Committee	Banking and Finance Committee
Mark Dankberg				Member
Frank J. Biondi, Jr. (1)	Member	Member		Member
Bob Bowman (2)			Member	Member
Robert Johnson	Member		Chair
B. Allen Lay	Member			Chair
Jeffrey Nash	Member	Chair
John Stenbit		Member	Member
Harvey White	Chair	Member
Number of Meetings in Fiscal Year 2016	5	8	2	1

(1)	Mr. Biondi was appointed as a member of the Banking and Finance Committee on December 5, 2015.
(2)	Mr. Bowman will not be seeking re-election at our 2016 annual meeting of stockholders, and Richard Baldridge has been nominated by the Nomination, Evaluation and Corporate Governance Committee for election at the 2016 annual meeting of stockholders to fill the resulting vacancy on the Board of Directors.

Audit Committee.    The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that each of the members of our Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Report.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee is responsible for designing and evaluating ViaSat’s compensation plans, policies and programs, including the compensation of executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of directors, officers and other managerial employees. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the Compensation and Human Resources Committee, see the Compensation Discussion and Analysis section of this proxy statement.

Nomination, Evaluation and Corporate Governance Committee.    The Nomination, Evaluation and Corporate Governance Committee is responsible for the development and recommendation to the Board of a set of corporate governance guidelines and principles, provides oversight of the process for the self-assessment by the Board and each of its committees, reviews and recommends nominees for election as directors and committee members, conducts the evaluation of our Chief Executive Officer, and advises the Board with respect to Board and committee composition.

Banking and Finance Committee.    The Banking and Finance Committee oversees certain aspects of corporate finance for the company, and reviews and makes recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Director Nomination Process

The Nomination, Evaluation and Corporate Governance Committee is responsible for reviewing and assessing the appropriate skills and characteristics required of Board members in the context of the current size and membership of the Board. This assessment includes a consideration of personal and professional integrity, experience in corporate management, experience in our industry, experience as a board member of other publicly-held companies, diversity of expertise, practical and mature business judgment, and with respect to current directors, performance on the ViaSat Board. These factors, and any other qualifications considered useful by the Nomination, Evaluation and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nomination, Evaluation and Corporate Governance Committee with regard to these factors may change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

In recommending candidates for election to the Board of Directors, the Nomination, Evaluation and Corporate Governance Committee considers nominees recommended by directors, management and stockholders using the same criteria to evaluate all candidates. The Nomination, Evaluation and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination, Evaluation and Corporate Governance Committee

recommends the candidate for consideration by the full Board of Directors. The Nomination, Evaluation and Corporate Governance Committee may engage consultants or third party search firms to assist in identifying and evaluating potential nominees.

The Nomination, Evaluation and Corporate Governance Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. When submitting candidates for nomination, stockholders must follow the notice procedures and provide the information specified in the section titled Other Matters. In addition, the recommendation must include the following: (1) the name and address of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, (2) a detailed resume of the nominee, and the signed consent of the nominee to serve if elected, (3) the stockholder’s reason for making the nomination, including an explanation of why the stockholder believes the nominee is qualified for service on our Board, (4) proof of the number of shares of our common stock owned by the record owner and the beneficial owner (if any) on whose behalf the record owner is proposing the nominee, (5) a description of any arrangements or understandings between the stockholder, the nominee and any other person regarding the nomination, (6) a description of any material interest of the stockholder and the beneficial owner (if any) on whose behalf the nomination is proposed, and (7) information regarding the nominee that would be required to be included in our proxy statement by the rules of the SEC, including the nominee’s age, business experience, directorships, and involvement in legal proceedings during the past ten years.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion). Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors is presently comprised of eight individuals. One of our current directors, Bob Bowman, will not be seeking re-election at our 2016 annual meeting of stockholders, and Richard Baldridge has been nominated by the Nomination, Evaluation and Corporate Governance Committee for election at the 2016 annual meeting of stockholders to fill the resulting vacancy on the Board of Directors.

In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect three Class II Directors to hold office until the 2019 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class III directors to hold office until the 2020 annual meeting, and the following year, we will elect three Class I Directors to hold office until the 2021 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Richard Baldridge, B. Allen Lay and Dr. Jeffrey Nash as Class II nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Baldridge, Mr. Lay and Dr. Nash. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with ViaSat, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position with ViaSat	Term Expires	Class
Mark Dankberg	61	Chairman and Chief Executive Officer	2017	III
Richard Baldridge	58	President and Chief Operating Officer	—	II
Frank J. Biondi, Jr.	71	Director	2018	I
Robert Johnson	66	Director	2018	I
B. Allen Lay	81	Director	2016	II
Jeffrey Nash	68	Director	2016	II
John Stenbit	76	Director	2018	I
Harvey White	82	Director	2017	III

Class II Directors Nominated for Election at this Annual Meeting

Richard Baldridge joined ViaSat in 1999, serving as our Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2000 and as our Executive Vice President and Chief Operating Officer from 2002. Mr. Baldridge assumed his current role as President and Chief Operating Officer in 2003. Our Board will benefit from Mr. Baldridge’s many years with ViaSat and his extensive knowledge regarding our strategic vision, management and operations, including our segments, technology areas and competition. He has a proven track record of driving results and in leading and executing many of ViaSat’s strategy shifts as part of our growth initiatives. Mr. Baldridge serves as a director of Ducommun Incorporated, a provider of engineering and manufacturing services to the aerospace and defense industries, and EvoNexus, a San Diego based non-profit technology incubator. Prior to joining ViaSat, Mr. Baldridge served as Vice President and General Manager of Raytheon Corporation’s Training Systems Division from 1998 to 1999. From 1994 to 1997, Mr. Baldridge served as Chief Operating Officer and Chief Financial Officer for Hughes Information Systems and Hughes Training Inc., prior to their acquisition by Raytheon in 1997. Mr. Baldridge’s other experience includes various senior financial and general management roles with General Dynamics Corporation. Mr. Baldridge holds a B.S.B.A. degree in Information Systems from New Mexico State University.

B. Allen Lay has been a director of ViaSat since 1996. Mr. Lay brings significant business and financial expertise to our Board due to his background as an investor in companies in various fields. From 1983 to 2001, he was a General Partner of Southern California Ventures, a venture capital company. From 2001 to the present, he has acted as a consultant to the venture capital industry. Mr. Lay also has significant expertise and perspective as a member of the boards of directors of companies in various industries, including software and hardware. Mr. Lay formerly served as the President and Chief Operating Officer of CADO Systems, Inc., and Chief Executive Officer of Meridian Data Inc. and Westbrae Natural Inc. He has served on a number of boards of directors of companies both private and public, and currently serves on the board of directors of Carley Lamps, LLC.

Dr. Jeffrey Nash has been a director of ViaSat since 1987. Dr. Nash provides our Board with significant operational and financial expertise due to his background as an executive of, investor in, and consultant to technology companies in various fields, including communications, aerospace and defense. From 2003 to 2009, Dr. Nash was President and Chairman of Inclined Plane Inc., a privately-held consulting and intellectual property development company serving the defense, communications and media industries. Dr. Nash also brings significant expertise and perspective through his service as a member of the boards of directors of private and public companies in various industries, including defense. Dr. Nash previously served as a director of REMEC, Inc., a former manufacturer of microwave products for defense, commercial communications and related applications, and Pepperball Technologies, Inc., a former manufacturer of non-lethal personal defense equipment for law enforcement, security and personal defense applications.

Class III Directors with Terms Expiring in 2017

Mark Dankberg is a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in 1986. Mr. Dankberg is widely regarded as a leading technology visionary and an acknowledged industry expert in aerospace, defense, and satellite communications. As our Chief Executive Officer, he has intimate familiarity with and knowledge of our technologies and product and service offerings and, for 30 years, he has successfully steered ViaSat in new strategic directions as the industries in which we compete continue to evolve. Mr. Dankberg serves as a director of TrellisWare Technologies, Inc., a majority-owned subsidiary of ViaSat that develops advanced signal processing technologies for communication applications, and serves on the board of Minnetronix, Inc., a privately-held medical device and design company. In addition, Mr. Dankberg was elected to the Rice University Board of Trustees in 2013, and was a member of the board of directors of REMEC, Inc. from 1999 to 2010. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Harvey White has been a director of ViaSat since 2005. Mr. White provides our Board with significant first-hand operational, management and leadership experience as an executive of large, complex global organizations in the technology industry. Since 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a privately-held firm that consults primarily in the wireless communication field. Prior to (SHW)2 Enterprises, Mr. White founded Leap Wireless International, Inc. in 1998 and was its Chairman and Chief Executive Officer until 2004, was a co-founder of QUALCOMM Incorporated (Nasdaq: QCOM) where he held various positions including director, President, Chief Operating Officer and Vice Chairman, and served as a director, Executive Vice President and Chief Operating Officer of Linkabit from 1978 to 1985. Mr. White currently serves on the board of directors of the Brain Corporation, a private robotics software company, and he previously served on the board of directors of Applied Micro Circuits Corporation (Nasdaq: AMCC) and Motive, Inc. Mr. White attended West Virginia Wesleyan College and Marshall University where he earned a B.A. degree in Economics.

Class I Directors with Terms Expiring in 2018

Frank J. Biondi, Jr. has served as a director of ViaSat since 2015. Mr. Biondi provides our Board with leadership expertise and expansive board experience resulting from his top executive roles at various corporations in the television and entertainment industries. Mr. Biondi currently serves as Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since 1999. Prior to joining WaterView Advisors, Mr. Biondi was Chairman and CEO of Universal Studios from 1996 through 1998, served as President and CEO of Viacom Inc. from 1987 to 1996, and served as Chairman and CEO of Coca Cola Television and an Executive Vice President of the Entertainment Business Sector of the Coca Cola Company from 1985 through 1987. Mr. Biondi currently serves on the boards of directors of Amgen, Inc. and Seagate Technology PLC. Mr. Biondi previously served on the boards of directors of Cablevision Systems Corporation from 2005 until 2016, of RealD Inc. from 2010 until 2016, of Hasbro, Inc. from 2002 until 2015, of Yahoo! Inc. from 2008 until 2010 and of Harrah’s Entertainment from 2002 to 2008. He is a graduate of Princeton University and earned an MBA from Harvard University.

Robert Johnson has been a director of ViaSat since 1986. Mr. Johnson brings significant business and corporate finance expertise to our Board through his role as an investor in companies in various industries. Mr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1983. Mr. Johnson has also taught classes at the Stanford Graduate School of Business, Stanford Department of Engineering, Caltech, UCLA Anderson School of Management and the Claremont Graduate School. Mr. Johnson earned B.S. and M.S. degrees in Electrical Engineering from Stanford University and M.B.A. and D.B.A. degrees from the Harvard Business School.

John Stenbit has been a director of ViaSat since 2004, and is a consultant for various government and commercial clients. Mr. Stenbit provides our Board with significant technological, defense and national security expertise as a result of his distinguished career of corporate and government service focused on the communications, aerospace and satellite fields. From 2001 to his retirement in 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence (C3I) and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel for the Administrator of the Federal Aviation Administration and to the Director of the Central Intelligence Agency. He also has significant expertise and perspective as a member of the boards of directors of private and public companies in various industries. Mr. Stenbit currently serves on the boards of directors of Loral Space & Communications Inc. (Nasdaq: LORL) and Defense Group Inc., a private corporation. He also serves on the board of trustees of The Mitre Corp., a not-for-profit corporation, and as a member of the Advisory Boards of the National Security Agency and the Science Advisory Group of the U.S. Strategic Command. Mr. Stenbit previously served as a director of Cogent, Inc., SM&A Corporation and SI International, Inc.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Baldridge, Mr. Lay and Dr. Nash.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for our fiscal year ending March 31, 2017. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended March 31, 2016 and April 3, 2015:

Fee Category	FY 2016 Fees ($)	FY 2015 Fees ($)
Audit Fees	2,721,456	2,196,168
Audit-Related Fees	100,109	—
Tax Fees	96,778	59,420
All Other Fees	81,564	69,941

Total Fees	2,999,907	2,325,529

Audit Fees.    This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as Audit Fees. These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.    This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.     This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ on-line research tool.

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During fiscal year 2016, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for fiscal year 2017.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

We are providing ViaSat stockholders with an opportunity to cast an advisory vote to endorse or not endorse the compensation of our Named Executive Officers (identified in the Summary Compensation Table) as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.

At our last annual meeting of stockholders held in September 2015, an overwhelming majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We were gratified that, at our last annual meeting, approximately 94% of the votes cast by our stockholders supported our executive compensation program. Our Board of Directors believes this affirms stockholders’ support of ViaSat’s approach to executive compensation.

Consistent with ViaSat’s compensation philosophy described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program has been designed to encourage high performance, promote accountability and align the interests of our executives with the interests of our stockholders by linking a substantial portion of compensation to the company’s performance. The program is designed to reward superior performance and provide financial consequences for underperformance. The program is also designed to attract, retain and motivate a talented team of executives with superior ability, experience and leadership to grow the company’s business and build stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in more detail how our compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosure, which provide detailed information on the compensation of our Named Executive Officers. We believe that our executive compensation program fulfills these objectives and that the compensation of our Named Executive Officers is instrumental in contributing to ViaSat’s long-term success.

We request stockholder approval, on an advisory basis, of the compensation of ViaSat’s Named Executive Officers, as disclosed in ViaSat’s proxy statement for the 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosure.

While this advisory vote is non-binding, our Board of Directors values the opinions that our stockholders express in their votes and will, as a matter of good corporate practice, take into account the outcome of the vote when considering future compensation decisions.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, this say-on-pay advisory vote will be presented on an annual basis unless otherwise disclosed. Following this year’s advisory vote, the next scheduled say-on-pay advisory vote will take place at our 2017 annual meeting of stockholders.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of ViaSat common stock as of July 1, 2016 by (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of ViaSat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of ViaSat common stock.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent Beneficial Ownership (%) (3)
Directors and Officers:
Mark Dankberg	1,971,977	(4)	4.0
Robert Johnson	692,096	(5)	1.4
B. Allen Lay	363,813	(6)	*
Richard Baldridge	349,207	(7)	*
Jeffrey Nash	341,365	(8)	*
Harvey White	73,500	(9)	*
John Stenbit	34,500	(10)	*
Shawn Duffy	28,302	(11)	*
Bob Bowman	25,200	(12)	*
Keven Lippert	17,343	(13)	*
Ken Peterman	16,581	(14)	*
Frank J. Biondi, Jr.	4,000	(15)	*
All directors and executive officers as a group (17 persons)	4,867,032		9.7
Other 5% Stockholders:
The Baupost Group, L.L.C.	11,533,137	(16)	23.4
FPR Partners, LLC	5,917,893	(17)	12.0
Southeastern Asset Management, Inc.	4,606,627	(18)	9.3
BlackRock, Inc.	4,172,455	(19)	8.5
The Vanguard Group	3,340,647	(20)	6.8

*	Less than 1%.
(1)	This table shows beneficial ownership of our common stock as calculated under SEC rules, which specify that a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address of each person or entity named below is c/o ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009.
(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2016 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable within 60 days after July 1, 2016 and references to restricted stock units in the footnotes of the table include only restricted stock units that are scheduled to vest within 60 days after July 1, 2016.
(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 49,280,147 shares of common stock outstanding on July 1, 2016 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2016.

(4)	Includes (a) 385,750 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2016, (b) 62,261 shares held by the Dankberg Family Foundation, (c) 1,522,378 shares held by the Dankberg Family Trust, and (d) 661,967 shares pledged as collateral in a brokerage margin account. With respect to the shares pledged by Mr. Dankberg, it should be noted that (i) Mr. Dankberg’s pledged shares are not designed to shift or hedge any economic risk associated with his ownership of ViaSat common stock, (ii) the total number of shares of ViaSat common stock pledged under this margin account arrangement constituted only 1.34% of the total outstanding shares of ViaSat common stock as of July 1, 2016, (iii) the maximum aggregate principal amount of advances secured by Mr. Dankberg’s pledged shares is $9.5 million, which, based on the closing price of ViaSat common stock on July 1, 2016, would be equivalent to only approximately 134,029 shares of ViaSat common stock, and (iv) Mr. Dankberg has advised us that he has the financial capacity to meet a margin call or repay any advance under his margin agreement without resort to the pledged shares.
(5)	Includes (a) 25,000 shares subject to options exercisable by Mr. Johnson within 60 days after July 1, 2016, and (b) 667,096 shares held by the Robert W. Johnson Revocable Trust dated 8/13/1992.
(6)	Includes (a) 20,000 shares subject to options exercisable by Mr. Lay within 60 days after July 1, 2016, and (b) 186,026 shares, 127,387 shares and 30,400 shares held by Lay Ventures, L.P., the Lay Living Trust and the Lay Charitable Remainder Trust, respectively.
(7)	Includes (a) 204,025 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2016, and (b) 143,113 shares held by the Richard and Donna Baldridge Family Trust.
(8)	Includes (a) 20,000 shares subject to options exercisable by Dr. Nash within 60 days after July 1, 2016, and (b) 321,365 shares held by the Nash Family Trust n/d/t 3/18/1980.
(9)	Includes (a) 20,000 shares subject to options exercisable by Mr. White within 60 days after July 1, 2016, (b) 51,900 shares held by the Harvey P. and Sheryl L. White Trust, and (c) 1,600 shares held by The Sheryl & Harvey White Foundation.
(10)	Includes (a) 21,500 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2016, and (b) 6,600 shares held by THE PIETJE 2012 GIFT TRUST.
(11)	Includes 14,375 shares subject to options exercisable by Ms. Duffy within 60 days after July 1, 2016.
(12)	Includes 19,000 shares subject to options exercisable by Mr. Bowman within 60 days after July 1, 2016.
(13)	Includes 16,250 shares subject to options exercisable by Mr. Lippert within 60 days after July 1, 2016.
(14)	Includes 9,376 shares subject to options exercisable by Mr. Peterman within 60 days after July 1, 2016.
(15)	Includes 3,000 shares subject to options exercisable by Mr. Biondi within 60 days after July 1, 2016.
(16)	Based solely on information contained in a Schedule 13G jointly filed with the SEC on February 13, 2015 by The Baupost Group, L.L.C. (Baupost), SAK Corporation and Seth A. Klarman. Such Schedule states that Baupost, SAK Corporation and Mr. Klarman have shared voting and dispositive power over 11,533,137 shares. Baupost is a registered investment adviser and acts as an investment adviser and general partner to certain private investment limited partnerships. SAK Corporation is the manager of Baupost. Mr. Klarman is the sole director and sole officer of SAK Corporation and a controlling person of Baupost. The address of Baupost, SAK Corporation and Mr. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(17)	Based solely on information contained in a Schedule 13G jointly filed with the SEC on February 16, 2016 by FPR Partners, LLC (FPR), Andrew Raab and Bob Peck. Such Schedule states that FPR, Mr. Raab and Mr. Peck have shared voting and dispositive power over 5,917,893 shares. FPR is a registered investment adviser and acts as an investment manager to certain limited partnerships. Mr. Raab and Mr. Peck are the senior managing members of FPR. The address of FPR, Mr. Raab and Mr. Peck is 199 Fremont Street, Suite 2500, San Francisco, California 94105.
(18)

Based solely on information contained in a Schedule 13G jointly filed with the SEC on February 12, 2016 by Southeastern Asset Management, Inc. (Southeastern), Longleaf Partners Small-Cap Fund (Longleaf) and O. Mason Hawkins. Such Schedule states that Southeastern and Longleaf have shared voting and dispositive power over 3,436,313 shares, that Southeastern has sole voting power over 1,125,390 shares, no voting power over 44,924 shares and sole dispositive power over 1,170,314 shares, and that Mr. Hawkins does not have shared voting power or shared dispositive power with respect to any shares. Southeastern is a registered investment adviser and acts as an investment adviser to Longleaf, an investment company. All of the securities reported are owned legally by Southeastern’s investment advisory clients. Mr. Hawkins is the chairman of the board and chief executive officer of Southeastern. The address of Southeastern, Longleaf and Mr. Hawkins is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.
(19)	Based solely on information contained in a Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(20)	Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group (Vanguard). Such Schedule states that Vanguard has sole voting power over 88,948 shares, shared voting power over 2,700 shares, sole dispositive power over 3,251,799 shares and shared dispositive power over 88,948 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of ViaSat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during the fiscal year ended March 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2016 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to each of the following aspects of our executive compensation program:

•	overview and objectives of our executive compensation program,

•	explanation of our executive compensation processes and criteria,

•	description of the components of our compensation program, and

•	discussion of how each component fits into our overall compensation objectives.

Overview and Objectives of Executive Compensation Program

The principal components of our executive compensation program include:

•	base salary,

•	short-term or annual awards in the form of cash bonuses,

•	long-term equity awards, and

•	other benefits generally available to all of our employees.

Our executive compensation program incorporates these components because our Compensation and Human Resources Committee considers a blend of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers while meeting the principal objectives of our executive compensation program. In addition, the Compensation and Human Resources Committee believes that our use of base salary, annual cash bonuses and long-term equity awards as the primary components of our executive compensation program is consistent with the executive compensation programs employed by technology companies of similar size and stage of growth.

Our overall compensation objectives are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives with compensation that is competitive and fair. Because our compensation program is designed to reward prudent business judgment and promote disciplined progress towards longer-term company goals, we believe that our balanced compensation policies and practices do not encourage unnecessary and excessive risk-taking by employees that could reasonably be expected to have a material adverse effect on us.

Performance-Based Compensation.    We strongly believe that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the overall performance of our business as well as their individual performance. In order to achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets, and individual performance.

Alignment with Stockholder Interests.    We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in multiple ways. First, as noted above, payments of annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of the total compensation paid to our executive officers is paid in the form of equity to further align the interests of executives with stockholders and to provide each executive with an incentive to manage ViaSat from the perspective of an owner with an equity stake in the business. Because vesting is based on continued service to ViaSat, our equity-based incentives also facilitate the retention of executives through the term of the awards. We use a combination of restricted stock units and stock option awards as the primary incentive vehicles for long-term compensation to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We believe that restricted stock units are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the restricted stock units to our future performance. In addition, because employees are able to profit from stock options only if our stock price increases in value over the stock option’s exercise price, we believe the options provide effective incentives to executives to achieve increases in the value of our stock.

Structure Allows Competitive and Fair Compensation Packages.    We provide innovative broadband, advanced wireless communications and secure networking products, systems and services for residential, commercial, military and civil government customers. The markets in which we compete are highly competitive and characterized by rapid change, converging technologies and a migration to solutions that offer higher capacity and speed and other superior advantages. We believe our success depends to a significant degree on our ability to attract and retain highly skilled personnel. Stockholders are accordingly best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create compensation packages for executive officers that deliver compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Compensation Processes and Criteria

The Compensation and Human Resources Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending all components of executive officer compensation to our Board of Directors for approval. The Compensation and Human Resources Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Each member of our Compensation and Human Resources Committee qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Compensation and Human Resources Committee charter can be found on the Investor Relations section of our website at investors.viasat.com.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual cash bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. The Compensation and Human Resources Committee determines compensation in a manner consistent with our primary objectives for executive compensation discussed above. In determining each component of executive compensation, the Compensation and Human Resources Committee generally considers each of the following factors:

•	industry compensation data,

•	individual performance and contributions,

•	company financial and operational performance,

•	company strategic positioning,

•	total executive compensation,

•	affordability of cash compensation based on ViaSat’s financial results,

•	results of the most recent say-on-pay vote, and

•	availability and affordability of shares for equity awards.

Industry Compensation Data.    The Compensation and Human Resources Committee reviews the executive compensation data of comparable technology companies and other companies which are otherwise relevant as part of the process of determining executive compensation. In fiscal year 2016, the Compensation and Human Resources Committee again engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to provide insight and advice on matters relating to executive officer compensation and benefits practices. After conducting an evaluation using the factors established by the SEC and Nasdaq, the Compensation and Human Resources Committee determined that Compensia is independent and that there is no conflict of interest resulting from the engagement of Compensia during fiscal year 2016.

With the assistance of Compensia, the Compensation and Human Resources Committee identified a group of companies to reference as a peer group for compensation comparison purposes. For fiscal year 2016 compensation decisions, this peer group consisted of the following companies, which peer group was unchanged from the 2015 peer group: Akamai Technologies, Arris Group, Aruba Networks, Inc., Avid Technology, Inc., Ciena Corporation, Equinix, Inc., Finisar Corp., FLIR Systems, Inc., Harris Corporation, Internap Network Svs., Polycom, Inc., Riverbed, Rockwell Collins Inc. and Teledyne Technologies. The peer group was selected based on factors such as industry, revenue, business model and market capitalization. Additionally, the Compensation and Human Resources Committee believes that this group of companies provides an appropriate peer group because it is comprised of similar organizations against whom we compete to obtain and retain top quality talent. In addition to peer group data, the Compensation and Human Resources Committee also reviewed information from the Radford Global Technology Survey, a nationally recognized compensation survey containing market information of companies in the high technology industry. This survey was not compiled specifically for ViaSat but rather represents a database containing comparative compensation data and information for a broad range of other high technology companies, thereby permitting the Compensation and Human Resources Committee to review pooled compensation data for positions similar to those held by each executive officer. The survey data provided to the Compensation and Human Resources Committee does not include the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. Unlike peer group compensation data, which is limited to publicly available information and does not provide precise comparisons for certain positions, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each executive officer. In addition, the pool of senior executive talent from which we draw, and against which we compare ourselves, extends beyond the limited community of ViaSat’s immediate peer group. Rather, this pool includes a wide range of other organizations in the technology sector outside of ViaSat’s traditional competitors. As a result, the Compensation and Human Resources Committee relies on a combination of industry survey data published by Radford and peer group compensation data in evaluating our executive compensation.

Individual Performance.    The Compensation and Human Resources Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Compensation and Human Resources Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President provide input to the Compensation and Human Resources Committee on the individual performance and contributions of executives other than themselves. With respect to assessing the individual performance of our Chief Executive Officer, the Compensation and Human Resources Committee relies on an annual assessment completed by our Nomination, Evaluation and Corporate Governance Committee. In evaluating the performance of our President, the Nomination, Evaluation and Corporate Governance Committee relies on input from our Chief Executive Officer. While the Compensation and Human Resources Committee believes input from management and outside advisors is valuable, the Compensation and Human Resources Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial and Operational Performance.    As previously discussed, a major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial and operational performance. These financial and operational performance metrics are important factors considered by the Compensation and Human Resources Committee in determining base salary, cash bonuses and equity awards.

Company Strategic Positioning.    Given the importance of the long-term performance of the company, the current strategic positioning of the company is also a significant factor in the assessment and determination of our executive compensation program. The Compensation and Human Resources Committee takes into account the strategic positioning of the company as a basis for determining annual cash bonus compensation and other executive compensation.

Total Executive Compensation.    As part of reviewing each component of executive officer compensation, the Compensation and Human Resources Committee also considers the total compensation of the executive. This review of total compensation is completed to assure that each executive’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.    Prior to completing the executive cash compensation (base salary and annual cash bonuses) process, the Compensation and Human Resources Committee confirms that the proposed cash compensation is affordable under and consistent with ViaSat’s financial results. With respect to equity compensation, the Compensation and Human Resources Committee confirms the availability and affordability of shares prior to granting the equity awards to executives. To the extent the Compensation and Human Resources Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Compensation and Human Resources Committee and any subsequent recommendation to the Board.

The Role of Stockholder Say-on-Pay Votes.    At our most recent annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 94% of stockholder votes cast in favor of our executive compensation program at our last annual meeting. As the Compensation and Human Resources Committee evaluated our executive compensation policies and practices throughout fiscal year 2016, they were mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation and Human Resources Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders and, as a result, made no significant changes to our executive compensation program. The Compensation and Human Resources Committee will continue to consider the outcome of say-on-pay advisory votes and material investor feedback when making future compensation decisions for the Named Executive Officers.

Determination of Compensation.    The Compensation and Human Resources Committee and the Board hold several meetings each year for the review, discussion and determination of executive compensation. The Compensation and Human Resources Committee determines (or makes a recommendation to the Board) regarding the appropriate compensation for each individual executive officer after considering the factors described in the preceding paragraphs, including the survey and peer group compensation data described above. However, we do not believe that it is appropriate to establish compensation levels solely by benchmarking. Instead, we rely upon the judgment of our Compensation and Human Resources Committee members in making compensation decisions, after reviewing the performance of the company and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, individual contributions, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that we consider in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, we incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results, align compensation with stockholder interests and fairly compensate executives through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with ViaSat on a cost-effective basis.

Components of Our Compensation Program

As discussed above, the components of our compensation program are the following: base salary, annual cash bonuses, long-term equity-based compensation and certain other benefits that are generally available to all of our employees.

Base Salary.    In determining base salary, the Compensation and Human Resources Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by our independent compensation consultants, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Compensation and Human Resources Committee also considers to what extent the executive:

•	sustains a high level of performance,

•	demonstrates leadership and success in contributing toward ViaSat’s achievement of key business and financial objectives,

•	contributes significantly to the development and execution of ViaSat’s long-term strategy,

•	has a proven ability to help create stockholder value, and

•	possesses highly developed skills and abilities critical to ViaSat’s success.

In assessing individual executive performance and contributions during fiscal year 2015 for fiscal year 2016 base salary determination purposes, the Compensation and Human Resources Committee considered the individual contributions toward the achievement of key strategic objectives, such as the continued earnings growth of our Exede® consumer broadband business, strong positioning and growth of the company’s government mobile broadband business, service performance of in-flight connectivity services, key awards and development progress on the ViaSat-2 satellite and associated ground technologies. In light of the foregoing, the Compensation and Human Resources Committee set new base salaries for each of the executive officers. The following table describes the base salaries for fiscal years 2015 and 2016 for each of our Named Executive Officers.

Fiscal Year 2015 and Fiscal Year 2016

Base Salary

Executive	Fiscal Year 2015 Base Salary ($)	Fiscal Year 2016 Base Salary ($)	Percentage Increase (%)
Mark Dankberg	965,000	1,025,000	6.2
Richard Baldridge	800,000	850,000	6.3
Shawn Duffy	400,000	450,000	12.5
Keven Lippert	450,000	500,000	11.1
Ken Peterman	375,000	425,000	13.3

Annual Cash Bonuses.    Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests, and attracting and retaining top level executive officers in our industry, our Compensation and Human Resources Committee approved annual cash bonuses for fiscal year 2016. Under our executive compensation program, target ranges for cash bonuses are established and actual award amounts are determined primarily based on the achievement of certain company and individual performance objectives. For fiscal year 2016, the range for the target bonus for each Named Executive Officer was determined by the Compensation and Human Resources Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. In determining the target bonus amounts, the Compensation and Human Resources Committee also considered the expected individual contributions of each executive toward the overall success of the company.

The executive bonus program does not have any pre-established minimum or maximum payout. While the Compensation and Human Resources Committee approves a targeted range of bonuses for executives for the fiscal year, the Board and the Compensation and Human Resources Committee also retain the discretion to take additional factors into account in determining final annual bonus awards (such as market conditions, key awards, total executive compensation, strategic positioning, additional company financial metrics or extraordinary individual contributions) and may make adjustments to executive bonus compensation to the extent appropriate.

For fiscal year 2016, the metrics for determining annual cash bonuses for our Named Executive Officers, other than our Chief Executive Officer, placed equal emphasis on ViaSat’s annual financial performance and individual performance. The financial objectives were set at the beginning of fiscal year 2016 and were based on the year’s internally-developed financial plan, which was approved by our Board. The individual performance objectives for the executive officers (excluding the Chief Executive Officer and President) were determined by the Compensation and Human Resources Committee, with the objectives for the executive officers (other than our Chief Executive Officer and President) based on input and recommendations from our Chief Executive Officer and President. These individual performance objectives are qualitative in nature and not quantifiable. Each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon a subjective evaluation of individual performance by the Compensation and Human Resources Committee. The annual performance metrics for determining annual cash bonuses, both financial and individual, are intended to be challenging and rigorous but achievable. The table below describes the company financial and individual objectives and weighting of each objective used for determining annual cash bonuses for our executive officers (other than our Chief Executive Officer and President) for fiscal year 2016.

Fiscal Year 2016 Cash Bonus Objectives

Performance Metric	Approximate Weighting (%)	FY 2016 Objective	FY 2016 Actual Results
Financial — Non-GAAP Diluted Net Income Per Share Attributable to ViaSat, Inc. Common Stockholders (1)	10	$1.18	$1.23
Financial — Adjusted EBITDA (2)	12.5	$355.3 million	$330.7 million
Financial — New Contract Awards	7.5	$1,545.0 million	$1,483.3 million
Financial — Total Revenues	12.5	$1,544.8 million	$1,417.4 million
Financial — Net Operating Asset Turnover	7.5	6.14	5.22
Individual — Contribution Toward Achievement of Company Financial Targets	30	—	—
Individual — Achievement of Individual Goals	20	—	—

(1)	An itemized reconciliation between net income per share attributable to ViaSat, Inc. common stockholders on a GAAP and non-GAAP basis for fiscal year 2016 is set forth below:

Twelve months ended March 31, 2016
(In thousands, except per share data)
GAAP net income attributable to ViaSat, Inc.	$21,741
Amortization of acquired intangible assets	16,438
Stock-based compensation expense	47,510
Income tax effect	(24,664)

Non-GAAP net income attributable to ViaSat, Inc.	$61,025

Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders	$1.23

Diluted common equivalent shares	49,445

(2)	We define Adjusted EBITDA as net income attributable to ViaSat, Inc. before interest, income taxes, depreciation and amortization, adjusted to exclude certain significant items as set forth below. We use Adjusted EBITDA to evaluate our operating performance, to allocate resources and capital, to measure performance for incentive compensation programs and to evaluate future growth opportunities. An itemized reconciliation between net income attributable to ViaSat, Inc. and Adjusted EBITDA for fiscal year 2016 is set forth below:

Twelve months ended March 31, 2016
(In thousands)
GAAP net income attributable to ViaSat, Inc.	$21,741
Benefit from income taxes	(4,173)
Interest expense, net	23,522
Depreciation and amortization	242,076
Stock-based compensation expense	47,510

Adjusted EBITDA	$330,676

For purposes of determining the annual cash bonus for our Chief Executive Officer in fiscal year 2016, the Compensation and Human Resources Committee relied on an assessment of our Chief Executive Officer’s performance completed by the Nomination, Evaluation and Corporate Governance Committee. The criteria used by the Nomination, Evaluation and Corporate Governance Committee for our Chief Executive Officer’s fiscal year 2016 evaluation included the following, with equal weighting (33%) applied to each of the three main categories:

•

Company Financial Performance.    Non-GAAP diluted net income per share attributable to ViaSat, Inc. common stockholders, Adjusted EBITDA, new contract awards, total revenues and net operating asset turnover (at the same levels as set forth in the table above).

•	Leadership. Defining, managing and attaining corporate goals, exemplifying and promoting ethics and integrity throughout the company.

•	Strategic. Industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

As a result, the performance metrics for determining the annual cash bonus for our Chief Executive Officer consist of both objective and subjective criteria. Under the objective performance factors, the company must achieve quantifiable financial performance metrics, as described above. The attainment of our Chief Executive Officer’s leadership and strategic individual performance factors, while made in the context of the company’s achievement relative to the objective financial criteria described above, is based upon a subjective evaluation of his individual performance by the Nomination, Evaluation and Corporate Governance Committee. With respect to leadership performance, the Nomination, Evaluation and Corporate Governance Committee determined that Mr. Dankberg achieved, among other things:

•	significant growth in ViaSat brand awareness across the industry, and

•	continued commitment to a culture of ethical leadership with employee engagement at levels surpassing high tech industry benchmarks.

In terms of strategic objectives, the Nomination, Evaluation and Corporate Governance Committee noted the following achievements by Mr. Dankberg during fiscal year 2016, among other things:

•	led ViaSat to be the first U.S. satellite internet service provider to offer download speeds of 25 Mbps,

•	increased average revenue per user for our residential broadband services business by 7% year-over-year while continuing to improve subscriber churn,

•	kept ViaSat on track for the launch of our ViaSat-2 satellite in fiscal year 2017, and

•	successfully demonstrated the industry’s first high-speed 100 Gbps Ethernet encryption device in partnership with the U.S. Naval Research Laboratory.

The Compensation and Human Resources Committee considered the foregoing evaluations in determining Mr. Dankberg’s final annual bonus award.

Based upon ViaSat’s financial results for fiscal year 2016 relative to the pre-established financial objectives described above and the Compensation and Human Resources Committee’s subjective evaluation of ViaSat’s other corporate achievements during fiscal year 2016 and individual executive performance, the Compensation and Human Resources Committee, acting under delegation of authority from the Board, approved the cash bonuses in the table below for our Named Executive Officers for fiscal year 2016 (paid in fiscal year 2017). The Compensation and Human Resources Committee determined that the company’s achievement relative to the pre-established financial objectives described above was approximately 94%.

In making its overall determinations relative to the individual component of each executive’s bonus, the Compensation and Human Resources Committee placed special emphasis on the leadership provided by the executive team in the achievement of critical non-financial, operational and strategic business objectives during fiscal year 2016, specifically including each executive’s contributions during the fiscal year to significant progress in the development and construction of our ViaSat-2 and ViaSat-3 class satellites (our second and third generation high-capacity Ka-band satellite designs, respectively), ViaSat’s strategic role in the transformation of the in-flight connectivity market, continued growth in our global mobile broadband service business, growth of our government mobile broadband business and overall strong strategic positioning, which resulted in the bonus awards reflected in the following table.

Fiscal Year 2016 Cash Bonuses

Executive	Target Bonus Range As Percentage of Base Salary (%)	Actual Cash Bonuses ($)	Actual Cash Bonuses As Percentage of Base Salary (%)
Mark Dankberg	100-125	1,200,000	117
Richard Baldridge	100-125	975,000	115
Shawn Duffy	100-125	450,000	100
Keven Lippert	100-125	525,000	105
Ken Peterman	80-125	400,000	94

Equity-Based Compensation.    Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, our Board approved (upon recommendation of our Compensation and Human Resources Committee) long-term equity awards to our executive officers in fiscal year 2016. Our Compensation and Human Resources Committee determined equity award levels for fiscal year 2016 in a manner consistent with the determination of base salary and annual cash bonuses. The Compensation and Human Resources Committee considered (1) the industry compensation data described above, (2) individual performance and contributions, (3) total executive compensation, and (4) the availability and affordability of shares for equity grants in determining equity compensation for executives. In determining the fiscal year 2016 equity compensation awards for the executive officers, the Compensation and Human Resources Committee considered the peer group data and compensation survey data from Radford, but did not grant equity awards at a specific percentile relative to such data. Instead, in determining the availability and affordability of shares for equity grants, the Compensation and Human Resources Committee also considered:

•	the number of shares available for issuance under our equity plan,

•	the number of shares budgeted for non-executive equity grants,

•	the expected future retention and new hire grants to executives and non-executives,

•	annual dilution (burn) rate associated with the grant of equity awards,

•	ViaSat’s equity overhang levels,

•	the estimated accounting expense of potential equity grants, and

•	the tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board (upon recommendation from the Compensation and Human Resources Committee) approved equity incentive awards for our Named Executive Officers in November 2015. For more information on these equity awards, see the Grants of Plan-Based Awards in Fiscal Year 2016 table below.

Other Benefits.    We provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation and sick days as needed. Certain executives also receive access to our sports and golf club memberships. We do not currently offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Equity Grant Process

Stock options and restricted stock units are part of the equity compensation program for many of our employees. Equity awards are granted in approximately 12 month cycles. Grant approval for executive officers occurs at meetings of the Board. Because of the more extensive process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. The timing of grants is not coordinated with the release of material non-public information. Stock option awards are priced at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan.

In addition to grants made as part of our annual equity grant process for our current employees, stock option and restricted stock unit grants may also be made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention or in recognition of special achievements. In order to address the need to grant options at multiple times during the year, the Compensation and Human Resources Committee has delegated authority to our Chief Executive Officer, President and Vice President of Human Resources to make grants to employees other than executive officers, subject to certain guidelines and an overall share limitation. Grants made by these senior executives under delegation of authority from the Compensation and Human Resources Committee are generally made once per quarter. We do not grant “re-load” options, make loans to executives for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board has adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of ViaSat common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of employment, our executive officers should attain an investment position in shares of ViaSat common stock having a value not less than the amounts specified below:

Executive Officer	Stock Ownership Guideline (as a multiple of base salary)
Chief Executive Officer	Three times
President and Chief Operating Officer	Three times
Other Executive Officers	One time

Hedging, Short Sale and Pledging Policies

ViaSat’s policies prohibit all of our directors and officers from trading in put and call options and engaging in short sales with respect to shares of ViaSat common stock. ViaSat also strongly discourages any pledges of ViaSat common stock that could have any adverse impact on the company. Our policies require all pledges of ViaSat common stock by our directors and officers, including the establishment of a margin account containing ViaSat common stock, to be pre-cleared by our General Counsel.

Tax and Accounting Considerations

We select and implement the components of our compensation program primarily for their ability to help us achieve the company’s objectives and not on the basis of any unique or preferential financial tax or accounting treatment. However, when awarding compensation, the Compensation and Human Resources Committee is mindful of the level of earnings per share dilution that will be caused as a result of the compensation expense related to the Compensation and Human Resources Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes for certain covered individuals. We have not adopted a policy requiring that all compensation be deductible, although the Compensation and Human Resources Committee will continue to review the Section 162(m) deductibility of our compensation arrangements in fiscal year 2017 and future fiscal years. The Compensation and Human Resources Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the

Compensation and Human Resources Committee

Jeffrey Nash (Chair)

Frank J. Biondi, Jr.

John Stenbit

Harvey White

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended March 31, 2016, April 3, 2015 and April 4, 2014 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers (collectively, the Named Executive Officers).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Mark Dankberg	2016	1,025,000	—	2,552,520	2,547,950	1,200,000	10,279	7,335,749
Chairman and Chief	2015	965,000	—	2,414,889	2,471,106	1,200,000	21,540	7,072,535
Executive Officer	2014	949,400	—	2,030,313	2,350,680	1,100,000	25,700	6,456,093
Richard Baldridge	2016	850,000	—	1,939,920	1,936,442	975,000	11,519	5,712,881
President and Chief	2015	800,000	—	1,426,989	1,460,199	1,000,000	12,240	4,699,428
Operating Officer	2014	716,000	—	1,116,663	1,292,874	825,000	48,087	3,998,624
Shawn Duffy	2016	450,000	—	561,570	560,549	450,000	8,885	2,031,004
Senior Vice President and	2015	400,000	—	493,950	505,454	450,000	16,801	1,866,205
Chief Financial Officer	2014	336,500	—	355,288	411,369	375,000	9,463	1,487,620
Keven Lippert	2016	500,000	—	765,750	764,385	525,000	18,370	2,573,505
Executive Vice President —	2015	450,000	—	548,811	561,615	525,000	15,571	2,100,997
General Counsel and Secretary	2014	435,800	—	406,087	470,136	425,000	9,284	1,746,307
Ken Peterman	2016	425,000	—	459,450	458,631	400,000	171,188	1,914,269
Senior Vice President —	2015	375,000	—	439,089	449,292	375,000	166,350	1,804,731
Government Systems	2014	312,500	—	577,034	516,089	250,000	164,973	1,820,596

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options and restricted stock units granted in fiscal years 2016, 2015 and 2014. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts for the respective year end, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC.
(2)	Represents amounts earned under our annual bonus program.
(3)	The amounts for fiscal year 2016 include the following: reimbursement of club dues for Mr. Lippert in the amount of $12,051; housing allowance for Mr. Peterman in the amount of $159,188; patent awards for Mr. Dankberg and Mr. Lippert in the amount of $2,000 and $500, respectively; and matching 401(k) contributions for Mr. Dankberg, Mr. Baldridge, Ms. Duffy, Mr. Lippert and Mr. Peterman in the amount of $8,279, $11,519, $8,885, $5,819 and $12,000, respectively.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal year 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Mark Dankberg	—	—	1,025,000	—	—	—	—	—
	11/17/2015	—	—	—	41,667	—	—	2,552,520
	11/17/2015	—	—	—	—	125,000	61.26	2,547,950
Richard Baldridge	—	—	850,000	—	—	—	—	—
	11/17/2015	—	—	—	31,667	—	—	1,939,920
	11/17/2015	—	—	—	—	95,000	61.26	1,936,442
Shawn Duffy	—	—	450,000	—	—	—	—	—
	11/17/2015	—	—	—	9,167	—	—	561,570
	11/17/2015	—	—	—	—	27,500	61.26	560,549
Keven Lippert	—	—	500,000	—	—	—	—	—
	11/17/2015	—	—	—	12,500	—	—	765,750
	11/17/2015	—	—	—	—	37,500	61.26	764,385
Ken Peterman	—	—	340,000	—	—	—	—	—
	11/17/2015	—	—	—	7,500	—	—	459,450
	11/17/2015	—	—	—	—	22,500	61.26	458,631

(1)	Represents target amounts payable under our annual cash bonus program for fiscal year 2016. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the Summary Compensation Table under the column heading Non-Equity Incentive Plan Compensation. The material terms of the bonus program are described in the Compensation Discussion and Analysis section.
(2)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.
(3)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.
(4)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our 1996 Equity Participation Plan as the closing price per share on the grant date.
(5)	This column represents the grant date fair value, calculated in accordance with SEC rules, of each equity award. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC.

Outstanding Equity Awards at 2016 Fiscal Year End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of March 31, 2016.

		Option Awards					Stock Awards
									Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable (1)
Mark Dankberg	11/10/2010	105,000	—	—	41.52	11/10/2016	—	—	—	—
	11/10/2011	114,000	—	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	89,250	29,750	—	36.30	11/12/2018	—	—	—	—
	11/14/2013	50,000	50,000	—	60.91	11/14/2019	—	—	—	—
	11/17/2014	27,500	82,500	—	65.86	11/17/2020	—	—	—	—
	11/17/2015	—	125,000	—	61.26	11/17/2021	—	—	—	—
	11/12/2012	—	—	—	—	—	9,916	728,628	—	—
	11/14/2013	—	—	—	—	—	16,666	1,224,618	—	—
	11/17/2014	—	—	—	—	—	27,500	2,020,700	—	—
	11/17/2015	—	—	—	—	—	41,667	3,061,691	—	—
Richard Baldridge	11/10/2010	55,000	—	—	41.52	11/10/2016	—	—	—	—
	11/10/2011	59,000	—	—	44.53	11/10/2017	—	—	—	—
	11/12/2012	46,275	15,425	—	36.30	11/12/2018	—	—	—	—
	11/14/2013	27,500	27,500	—	60.91	11/14/2019	—	—	—	—
	11/17/2014	16,250	48,750	—	65.86	11/17/2020	—	—	—	—
	11/17/2015	—	95,000	—	61.26	11/17/2021	—	—	—	—
	11/12/2012	—	—	—	—	—	5,141	377,761	—	—
	11/14/2013	—	—	—	—	—	9,166	673,518	—	—
	11/17/2014	—	—	—	—	—	16,250	1,194,050	—	—
	11/17/2015	—	—	—	—	—	31,667	2,326,891	—	—
Shawn Duffy	11/14/2013	8,750	8,750	—	60.91	11/14/2019	—	—	—	—
	11/17/2014	5,625	16,875	—	65.86	11/17/2020	—	—	—	—
	11/17/2015	—	27,500	—	61.26	11/17/2021	—	—	—	—
	11/12/2012	—	—	—	—	—	1,500	110,220	—	—
	11/14/2013	—	—	—	—	—	2,916	214,268	—	—
	11/17/2014	—	—	—	—	—	5,625	413,325	—	—
	11/17/2015	—	—	—	—	—	9,167	673,591	—	—
Keven Lippert	11/12/2012	8,750	6,250	—	36.30	11/12/2018	—	—	—	—
	11/14/2013	10,000	10,000	—	60.91	11/14/2019	—	—	—	—
	11/17/2014	6,250	18,750	—	65.86	11/17/2020	—	—	—	—
	11/17/2015	—	37,500	—	61.26	11/17/2021	—	—	—	—
	11/12/2012	—	—	—	—	—	2,083	153,059	—	—
	11/14/2013	—	—	—	—	—	3,333	244,909	—	—
	11/17/2014	—	—	—	—	—	6,249	459,177	—	—
	11/17/2015	—	—	—	—	—	12,500	918,500	—	—
Ken Peterman	4/26/2013	—	8,500	—	47.42	4/26/2019	—	—	—	—
	11/14/2013	4,376	4,374	—	60.91	11/14/2019	—	—	—	—
	11/17/2014	5,000	15,000	—	65.86	11/17/2020	—	—	—	—
	11/17/2015	—	22,500	—	61.26	11/17/2021	—	—	—	—
	4/26/2013	—	—	—	—	—	4,000	293,920	—	—
	11/14/2013	—	—	—	—	—	1,458	107,134	—	—
	11/17/2014	—	—	—	—	—	5,000	367,400	—	—
	11/17/2015	—	—	—	—	—	7,500	551,100	—	—

(1)	Options vest and become exercisable in four equal annual installments over the course of four years measured from the grant date.

(2)	Restricted stock unit awards vest in four equal annual installments over the course of four years measured from the grant date.
(3)	Computed by multiplying the market price of our common stock on March 31, 2016 ($73.48) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Dankberg	150,000	5,049,075	36,917	2,298,015
Richard Baldridge	75,000	2,504,826	20,079	1,248,436
Shawn Duffy	—	—	5,833	361,664
Keven Lippert	44,000	1,201,882	7,604	472,679
Ken Peterman	4,250	64,953	4,396	269,655

(1)	The value realized equals the difference between the market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

In accordance with Section 409A of the Internal Revenue Code, ViaSat allows executives to elect to defer the timing of receipt of the shares issuable pursuant to their restricted stock unit awards. None of our Named Executive Officers has made a deferral election with respect to any of their outstanding restricted stock unit awards. We do not currently offer any other non-qualified defined contribution or other deferred compensation plans for our Named Executive Officers.

Potential Payments Upon Termination

ViaSat provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated within two months prior to or within 18 months following a change in control. We believe that reasonable severance benefits provide for a stable work environment by reinforcing and encouraging the continued attention and dedication of our key executives to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control.

We have entered into change in control severance agreements (Change in Control Agreements) with each of the Named Executive Officers. Under each Change in Control Agreement, in the event an executive’s employment is terminated by ViaSat without “cause” or the executive resigns for “good reason,” in either case, within two months prior to or within 18 months following a “change in control” (as each term is defined in the Change in Control Agreement), the executive will be entitled to receive the following in lieu of any severance benefits to which such executive may otherwise be entitled under any severance plan or program:

•	the executive’s fully earned but unpaid base salary, when due, through the date of termination, plus all other benefits to which the executive may be entitled for such period,

•

a lump sum cash payment based on a multiplier of the sum of the executive’s then current annual base salary and target annual cash bonus (the multiplier used is 3.0 for the positions of Chief Executive Officer and President, and 2.0 for the remaining Named Executive Officers),

•	continuation of health and other benefits for a period of 18 months following the date of termination, and

•	full vesting of any outstanding equity awards.

As a condition to the executive’s receipt of any of the post-termination benefits described above, the executive must (1) execute a written general release of all claims against us, and (2) execute an employee proprietary information and inventions agreement. The severance benefits payable under the Change in Control Agreements will be reduced by any severance benefits payable by us to the executive under any other policy, plan, program, agreement or arrangement. The Change in Control Agreements continue for successive one-year terms unless ViaSat or the executive provides notice of non-renewal.

The following table sets forth the intrinsic values that the Named Executive Officers would derive in the event of a hypothetical termination of employment by ViaSat without cause or as a result of the Named Executive Officer’s resignation for good reason within two months prior to or within 18 months following a change in control. The table assumes that the termination hypothetically occurred on March 31, 2016, the last day of fiscal year 2016, and that the Change in Control Agreements were in effect as of such date.

Name	Earned But Unpaid Base Salary ($) (1)	Accrued Vacation ($) (2)	Severance Payment ($)	COBRA Payments ($) (3)	Intrinsic Value of Accelerated Stock Options ($) (4)	Intrinsic Value of Accelerated Restricted Stock Units ($) (5)	Total ($)
Mark Dankberg	35,481	197,115	6,150,000	34,268	3,890,855	7,035,637	17,343,356
Richard Baldridge	29,423	163,462	5,100,000	34,268	2,451,607	4,572,220	12,350,980
Shawn Duffy	15,577	31,070	1,800,000	34,268	574,643	1,411,404	3,866,962
Keven Lippert	17,308	96,154	2,000,000	34,268	959,220	1,775,645	4,882,595
Ken Peterman	14,712	49,888	1,530,000	34,268	665,750	1,319,554	3,614,172

(1)	Represents the fully earned but unpaid salary as of March 31, 2016.
(2)	Represents accrual for vacation that had not been taken as of March 31, 2016.
(3)	Amounts shown equal an aggregate of 18 months of COBRA payments for the Named Executive Officer.
(4)	The intrinsic value of accelerated stock options is based on the difference between the market price of our common stock on March 31, 2016 ($73.48) and the option exercise price, multiplied by the number of shares for which the option was accelerated (taking into consideration only options where the market price of our common stock on March 31, 2016 is higher than the options exercise price).
(5)	The intrinsic value of accelerated restricted stock units is computed by multiplying the market price of our common stock on March 31, 2016 ($73.48) by the number of shares that were accelerated.

Director Compensation

The following table sets forth the compensation earned during the fiscal year ended March 31, 2016 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank J. Biondi, Jr.	140,000	283,312	283,244	—	—	—	706,556
Bob Bowman	57,500	101,392	104,004	—	—	—	262,896
Robert Johnson	84,500	101,392	104,004	—	—	—	289,896
B. Allen Lay	75,000	101,392	104,004	—	—	—	280,396
Jeffrey Nash	93,250	101,392	104,004	—	—	—	298,646
John Stenbit	84,000	101,392	104,004	—	—	—	289,396
Harvey White	103,500	101,392	104,004	—	—	—	308,896

(1)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of restricted stock units granted in fiscal year 2016. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC. The aggregate number of restricted stock units outstanding at the end of fiscal year 2016 for each director was as follows: Mr. Biondi (4,600); Mr. Bowman (2,600); Mr. Johnson (1,600); Mr. Lay (1,600); Dr. Nash (1,600); Mr. Stenbit (1,600); and Mr. White (1,600).
(2)	This column represents the aggregate grant date fair value, calculated in accordance with SEC rules, of stock options granted in fiscal year 2016. These amounts generally reflect the amount that the company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 6 to the financial statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC. The aggregate number of stock options outstanding at the end of fiscal year 2016 for each director was as follows: Mr. Biondi (14,000); Mr. Bowman (24,000); Mr. Johnson (30,000); Mr. Lay (25,000); Dr. Nash (25,000); Mr. Stenbit (29,300); and Mr. White (30,000).

Directors who are employees of the company, such as Mr. Dankberg and, if elected at the 2016 annual meeting, Mr. Baldridge, do not receive any additional compensation for their services as directors. Non-employee directors are entitled to receive an annual retainer for their service in the amount of $50,000 as a member of the Board, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees. In addition, each non-employee director receives a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee. The meeting fee paid to non-employee directors for participation via telephone for each Board meeting or committee meeting is one-half of the regular meeting fee. At the time of initial election to the Board, each non-employee director is granted 3,000 restricted stock units and an option to purchase 9,000 shares of our common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of 1,600 restricted stock units and an option to purchase 5,000 shares of our common stock. Members of the Board of Directors are reimbursed for expenses incurred in attending Board and committee meetings, and in connection with Board related activities.

To enhance our overall corporate governance practices and director compensation program, our Board has adopted stock ownership guidelines for our non-employee directors. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of ViaSat common stock. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of election to our Board, our non-employee directors should attain an investment position in ViaSat common stock having a value not less than three times the value of their annual retainer for general Board service.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for the 2016 fiscal year were Mr. Biondi, Dr. Nash, Mr. Stenbit and Mr. White. None of the members of our Compensation and Human Resources Committee has ever been one of our officers or employees. During fiscal year 2016, none of our executive officers served on the board of directors or compensation committee of any entity whose officers served either on our Board of Directors or on our Compensation and Human Resources Committee.

Equity Compensation Plan Information

The following table provides information as of March 31, 2016 with respect to shares of ViaSat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding awards granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those awards.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders (3)	4,202,776	54.07	3,161,167	(4)
Equity compensation plans not approved by security holders	—	—	—

Total	4,202,776	54.07	3,161,167

(1)	Includes outstanding restricted stock units. Excludes purchase rights currently accruing under the ViaSat, Inc. Employee Stock Purchase Plan.
(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.
(3)	Consists of two plans: (a) the 1996 Equity Participation Plan of ViaSat, Inc., and (b) the ViaSat, Inc. Employee Stock Purchase Plan.
(4)	Includes (a) 2,767,566 shares available for future issuance under the 1996 Equity Participation Plan of ViaSat, Inc., and (b) 394,051 shares available for future issuance under the ViaSat, Inc. Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Audit Committee (or another independent body of the Board of Directors, such as the disinterested members of the Board) reviews transactions that may be related person transactions, which are transactions between ViaSat and related persons where the amount involved exceeds $120,000 in a single fiscal year and in which a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, director nominee, executive officer, beneficial owner of more than 5% of ViaSat common stock and their respective immediate family members. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve or ratify any related person transaction that is required to be disclosed in this proxy statement in accordance with SEC rules. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee or the disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction,

•	the material terms of the transaction, including without limitation, the amount and type of transaction,

•	the importance of the transaction to the related person,

•	the importance of the transaction to the company,

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company, and

•	any other matters the Audit Committee or the Board deems appropriate.

Related Party Transactions

A brother of Mark Dankberg, ViaSat’s Chairman and Chief Executive Officer, was a tax partner with Deloitte LLP until his retirement in March 2016. In the ordinary course of business, we have engaged, and may in the future engage, Deloitte to provide tax consulting and other services. During fiscal year 2016, we paid Deloitte approximately $455,000 for these services. Another brother of Mr. Dankberg is employed as Director of Information Systems at ViaSat. He earned approximately $165,900 in base salary during fiscal year 2016, and participates in our equity award and benefit programs. Mr. Dankberg’s son is a Business Analysis Manager at ViaSat. He earned an aggregate of approximately $271,000 in base salary and bonus during fiscal year 2016, and participates in our equity award and benefit programs.

A brother of Mark Miller, ViaSat’s Chief Technical Officer, is a Systems Design Engineer at ViaSat. He earned an aggregate of approximately $219,900 in base salary and bonus during fiscal year 2016, and participates in our equity award and benefit programs. Mr. Miller’s son is a Software Engineer at ViaSat. He earned an aggregate of approximately $125,600 in base salary and bonus during fiscal year 2016, and participates in our equity award and benefits programs.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of ViaSat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the Investor Relations section of ViaSat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of ViaSat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, ViaSat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of ViaSat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of ViaSat’s internal controls and the overall quality of ViaSat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2016 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to the rules adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ViaSat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that ViaSat’s audited financial statements be included in ViaSat’s annual report on Form 10-K for the fiscal year ended March 31, 2016 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing of ViaSat, except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

Harvey White (Chair)

Frank J. Biondi, Jr.

Robert Johnson

B. Allen Lay

Jeffrey Nash

OTHER MATTERS

Stockholder Proposals for Inclusion in ViaSat’s 2017 Proxy Statement.    Stockholders of ViaSat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2017 annual meeting of stockholders, proposals must satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement, and must otherwise be received by ViaSat no later than March 24, 2017, unless the date of the 2017 annual meeting is changed by more than 30 days from the anniversary of our 2016 annual meeting, in which case the deadline will be as set forth in Rule 14a-8. Such proposals must be delivered to ViaSat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to ViaSat, Inc., Attention: General Counsel at the same address.

Stockholder Proposals for Presentation at the 2017 Annual Meeting.    If a stockholder wishes to present a proposal at our 2017 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, our bylaws provide that the stockholder must (1) provide timely notice of the proposal in writing and in proper form, (2) provide any updates or supplements to such notice as required by our bylaws, and (3) otherwise comply with all applicable requirements of our bylaws and of the Securities Exchange Act of 1934. To be timely, such stockholder’s notice must be received by ViaSat no earlier than the 120th day nor later than the 90th day prior to the anniversary of our 2016 annual meeting. As a result, proposals submitted pursuant to these provisions of our bylaws must be received no earlier than the close of business on May 11, 2017 and no later than the close of business on June 10, 2017. However, if the date of the 2017 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2016 annual meeting, notice by the stockholder must be received no later than the later of (1) the 90th day prior to the 2017 annual meeting or (2) the 10th day following the day on which public disclosure of the date of the 2017 annual meeting was first made. Such proposals must be delivered to ViaSat, Inc., Attention: Corporate Secretary, 6155 El Camino Real, Carlsbad, California 92009, with a copy to ViaSat, Inc., Attention: General Counsel at the same address. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

ViaSat IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [x] PROXY CARD FOR ANNUAL MEETING PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The ViaSat Board of Directors unanimously recommends that stockholders vote “FOR” all the director nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. 1. Election of Directors: For Withhold + 01 - Richard Baldridge 02 - B. Allen Lay 03 - Dr. Jeffrey Nash For Against Abstain 2. Ratification of Appointment of PricewaterhouseCoopers LLP as ViaSat’s Independent Registered Public Accounting Firm for fiscal year 2017 For Against Abstain 3. Advisory Vote on Executive Compensation B Authorized Signatures - Date and Sign Below - This section must be completed for your vote to be counted. Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 (Joint Owner) - Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T 1 U P X 2 8 3 9 1 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02DV0E +

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting The proxy materials for the ViaSat annual meeting of stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the Investor Relations section of our website at investors.viasat.com. Electronic Access To Future Documents If you wish to access all future proxy statements and annual reports via the internet as they become available, please consent by marking the appropriate box below. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. This consent will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of the proxy statement and annual report. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY CARD + VIASAT, INC. ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 8, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Mark Dankberg and Keven Lippert, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of ViaSat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of ViaSat, Inc. to be held on September 8, 2016, at 8:30 a.m. Pacific Time at 6155 El Camino Real, Founders Hall, Carlsbad, California 92009, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present. THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. C Non-Voting Items Change of Address - Please print new address below. ELECTRONIC ACCESS TO FUTURE DOCUMENTS If you consent to use the internet to access all future notices of stockholder meetings, proxy statements and annual reports issued by ViaSat (electronic access), please mark this box. See above for details. I Consent IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. SEE REVERSE SIDE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE +